UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 15, 2016

PURE CYCLE CORPORATION
(Exact name of registrant as specified in its charter)

Colorado
(State or other jurisdiction of incorporation)

0-8814	84-0705083
(Commission File Number)	(IRS Employer Identification No.)

34501 East Quincy Avenue, Building 34, Box 10, Watkins, CO 80137
(Address of principal executive offices) (Zip Code)

Registrant’s telephone, including area code (303) 292-3456

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

This current report on Form 8-K is filed by Pure Cycle Corporation (the “Registrant”), a Colorado corporation, in connection with the matters described herein.
Item 1.01
Entry into a Material Definitive Agreement.
On December 15, 2016, Rangeview Metropolitan District, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and through its Water Activity Enterprise (“Rangeview”), and Elbert & Highway 86 Commercial Metropolitan District, a quasi-municipal corporation and political subdivision of the State of Colorado, acting by and through its Water Enterprise (the “EH86 District”), entered into a Water Service Agreement (the “Water Service Agreement”). Subject to the conditions set forth in the Water Service Agreement and the terms of the Registrant’s engagement by Rangeview as Rangeview’s exclusive service provider, the Registrant will acquire, among other things, the exclusive right to provide water services to residential and commercial customers in Wild Pointe Ranch, located in unincorporated Elbert County, Colorado, in exchange for $1,600,000 in cash. Pursuant to the terms of the Water Service Agreement, the Registrant, in its capacity as Rangeview’s service provider, will be responsible for providing water services to all users of water services within the boundaries and service area of EH86 District and operating and maintaining the EH86 District’s water system. In exchange, the Registrant will receive all rates, fees and charges payable to Rangeview pursuant to the Water Service Agreement, including system development (or tap) fees from new customers and monthly water service revenues. The EH86 District’s water system currently provides water service to approximately 120 existing Single Family Equivalent (“SFE”) (defined below) water connections in Wild Pointe Ranch and may grow to over 250 SFE water connections. One SFE is a customer – whether residential, commercial or industrial – that imparts a demand on the water system similar to the demand of a family of four persons living in a single family house on a standard sized lot. The performance of the Water Service Agreement by the Registrant, as the exclusive service provider for Rangeview, was approved by the board of directors of the Registrant.
The Water Service Agreement may be terminated only upon the occurrence of certain events of default which remain uncured (i) after the nondefaulting party has sought to enforce performance by court action or self-help, and (ii) if following such efforts and upon 60 days’ advance written notice, the defaulting party fails to pay monetary damages when due or refuses to perform its obligations.
The closing of the transactions contemplated by the Water Service Agreement is subject to customary closing conditions, which the Registrant will confirm in its capacity as Rangeview’s service provider, including, among others, the appointment of two individuals designated by Rangeview as directors of the EH86 District, the adoption by the EH86 District of the rules and regulations of Rangeview, subject to such modifications as are approved by Rangeview, Rangeview’s completion to its satisfaction of due diligence regarding title to the water rights used to serve Wild Pointe Ranch, the accuracy of the representations and warranties made by each party contained in the Water Service Agreement, and each party’s compliance with its covenants and agreements contained in the Water Service Agreement. The closing of the transactions contemplated by the Water Service Agreement must take place no later than February 23, 2017, or on the second business day following the satisfaction or waiver of all conditions to the obligations of the parties related thereto.
The foregoing description of the Water Service Agreement is qualified in its entirety by the terms of the agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.
On December 19, 2016, the Registrant issued a press release relating to the Water Service Agreement. A copy of the press release is attached hereto as Exhibit 99.1.
Item 9.01
Financial Statements and Exhibits.
(d)           Exhibits.
Exhibit No.	Description
10.1
Water Service Agreement by and between Rangeview Metropolitan District, acting by and through its Water Activity Enterprise, and Elbert & Highway 86 Commercial Metropolitan District, acting by and through its Water Enterprise, dated as of December 15, 2016.

99.1	Text of press release by Pure Cycle Corporation, dated December 19, 2016.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: December 19, 2016
PURE CYCLE CORPORATION

By: /s/ Mark W. Harding
Name: Mark W. Harding
Title: President and Chief Financial Officer

EXHIBIT INDEX
Exhibit No.	Description
10.1
Water Service Agreement by and between Rangeview Metropolitan District, acting by and through its Water Activity Enterprise, and Elbert & Highway 86 Commercial Metropolitan District, acting by and through its Water Enterprise, dated as of December 15, 2016.

99.1	Text of press release by Pure Cycle Corporation, dated December 19, 2016.